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                                                                     EXHIBIT  21

                                  SUBSIDIARIES


Sel-Drum Imaging Corporation (wholly owned by Sel-Drum International, Inc.)

        a.     Sel-Drum Corporation (wholly owned by Sel-Drum Imaging
               Corporation)

        b. Sel-Drum Corporation (U.S.A.), Inc. (wholly owned by Sel-Drum Imaging Corporation)